EXHIBIT 99.1

BRUSH ENGINEERED MATERIALS INC. REPORTS SIGNIFICANTLY IMPROVED SECOND QUARTER
2004 EARNINGS PER SHARE OF $0.38

SALES UP 26% COMPARED TO SECOND QUARTER 2003

     Cleveland, Ohio — July 28, 2004 — Brush Engineered Materials Inc. (NYSE-BW) today reported second quarter net income of $6.6 million or $0.38 per share, diluted. The Company broke even in the second quarter of 2003. Sales for the second quarter of 2004 were up 26% to $128.6 million compared to second quarter 2003 sales of $101.8 million. The significant improvement in earnings is due to increased sales volume, improved margins and continued gains in operating efficiency. Gross margin as a percent of sales improved to approximately 23% compared to 19% in the second quarter of 2003.

     The strong quarterly sales were driven by strength in the Company’s key end-use markets, including telecommunications and computer, automotive electronics and data storage, and continued success with the development and introduction of new products. This is the sixth consecutive quarter in which sales were higher than in the prior year’s comparable quarter. Metal prices and exchange rates accounted for $5.2 million of the $26.8 million sales improvement.

     First half 2004 net income was $10.3 million or $0.60 per share diluted. The Company had a net loss of $3.0 million or $0.18 per share diluted in the first half of 2003. Gross margin as a percent of sales improved to 23% versus 18% in the first half of 2003. Year-to-date sales of $254.5 million were 26% higher than 2003 first half sales of $201.3 million. Metal prices and exchange rates accounted for $11.6 million of the $53.2 million sales improvement. First half operating profit improved by $16.1 million over the comparable period of 2003. Approximately 39% of the sales growth for the first half of the year flowed through to operating profit after considering metal prices and exchange rates.

     Subsequent to the end of the second quarter, the Company announced the completion of a common stock offering of approximately 2.1 million newly issued shares. The net proceeds from the offering, after deducting the estimated fees, were approximately $35.0 million. The majority of the proceeds were used to repay outstanding borrowings under the Company’s revolving line of credit and $5.0 million of the proceeds was used to repay a portion of the Company’s long-term subordinated debt. In addition, as part of the public offering, the underwriters have an option to purchase up to an additional 0.3 million shares to cover over-allotments. If exercised, the option could generate up to an additional $5.7 million in net proceeds.

Business Segment Reporting

Metal Systems Group

     The Metal Systems Group consists of Alloy Products, Technical Materials, Inc. (TMI) and Beryllium Products.

     The Metal Systems Group’s second quarter sales of $77.1 million were 27% higher than second quarter 2003 sales of $60.7 million. Year-to-date sales of $153.1 million were 26% higher than the sales of $121.9 million for the prior year.

     The Metal Systems Group had a second quarter operating profit of $1.8 million compared to an operating loss of $2.8 million for the second quarter of 2003. The operating profit for the first half of 2004 was $5.0 million, an improvement of $11.2 million over the $6.2 million operating loss for the same period last year.

     Alloy Products’ second quarter sales of $54.7 million and first half sales of $107.2 million were each up approximately 30% compared to the same periods last year. Alloy continues to experience strength across its global major end-use markets including computer and telecommunications, automotive electronics, and industrial components. Alloy strip form products sales were up 37% while bulk products increased 15% compared to the first half of 2003. During the first half of 2004, Alloy Products continued to make progress with manufacturing efficiencies and the development and sales of its new beryllium and non-beryllium alloys. Although the Alloy order entry rate remains strong compared to the prior year, visibility is short and sales for the third quarter 2004 will be affected by the normal domestic and European seasonal factors.

     TMI’s second quarter sales of $14.6 million were up 37% over the second quarter of 2003. Sales of $28.3 million for the first half of 2004 were 26% higher than the first half sales of 2003. The growth has been driven by strong demand from the telecommunications and computer market. Sales to the automotive electronics market were stable. TMI’s third quarter sales will also be impacted by the seasonal factors.

     Beryllium Products’ second quarter sales of $7.8 million were about flat with 2003 second quarter sales of $7.9 million while first half sales of $17.5 million were slightly above 2003 first half sales of $16.8 million. The outlook for defense and medical applications remains positive.

Microelectronics Group

     The Microelectronics Group includes Williams Advanced Materials Inc. (WAM) and Electronic Products.

     The Microelectronics Group’s sales for the second quarter of 2004 of $51.5 million were 37% above second quarter 2003 sales of $37.7 million. Sales for the first six months of 2004 of $101.4 million were 33% above 2003 first half sales of $76.0 million. Operating profit for the second quarter was $4.8 million, 37% above the second quarter of 2003. Operating profit year-to-date was $10.3 million, 72% above the first half 2003 operating profit of $6.0 million.

     WAM’s 2004 second quarter sales of $43.5 million were 46% above second quarter 2003 sales of $29.8 million. WAM’s sales for the first half of $85.6 million were 42% above the same period last year. The strong growth in the second quarter and first half of 2004 is attributable to the strong demand in the data storage and wireless handset markets.

     Electronic Products’ second quarter sales of $8.0 million and first half sales of $15.8 million were up slightly compared to the second quarter 2003 sales of $7.9 million and first half 2003 sales of $15.7 million.

     Outlook

     The Company’s end-use markets continue to reflect positive trends and strong growth rates. Although the third quarter is usually affected by seasonal factors such as holiday periods in Europe and domestic maintenance shutdowns, the Company currently expects the third quarter to grow at rates similar to those experienced the past three quarters. Third quarter sales are currently expected to be at least 20% higher than the prior year’s third quarter sales of $94.2 million.

Chairman’s Comments

     Commenting on the results, Gordon D. Harnett, Chairman, President and CEO, stated, “I am pleased to report the significant improvement in earnings for the second quarter and first half of 2004. Importantly, we are seeing good earnings leverage from the growth in sales. Our initiatives to lower cost and improve operating efficiencies continue to provide strong year-over-year margin improvement. Our new market and new product initiatives are also adding to the revenue growth. We remain committed to these initiatives and look forward to continued improvement in the second half of 2004.”

     Forward-Looking Statements

     Portions of the content set forth in this document that are not statements of historical or current facts are forward-looking statements. The Company’s actual future performance, including performance in the near term, may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

     • The condition of the markets which the Company serves, whether defined geographically or by market, with the major markets being telecommunications and computer, optical media, automotive electronics, industrial components, aerospace and defense and appliance.

     • Actual sales, operating rates and margins in the third quarter 2004 and for the full year of 2004.

     • Changes in product mix.

     • The financial condition of particular customers.

     • The Company’s success in implementing its strategic plans and the timely and successful completion of any capital expansion projects.

     • Other factors, including, interest rates, exchange rates, tax rates, pension costs, energy costs, raw material costs and the cost and availability of insurance.

     • Changes in government regulatory requirements and the enactment of any new legislation that impacts the Company’s obligations.

     • The conclusion of pending litigation matters in accordance with the Company’s expectation that there will be no material adverse effects.

     • Additional risk factors that may affect the Company’s results are identified under the caption “Risk Factors” in the S-3 Registration Statement of the Company filed with the Securities and Exchange Commission on April 2, 2004.

     Brush Engineered Materials Inc. is headquartered in Cleveland, Ohio. The Company, through its wholly owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:	Media:

Michael C. Hasychak	Patrick S. Carpenter
(216) 383-6823	(216) 383-6835

http://www.beminc.com

Consolidated Statements of Income
(Unaudited)

	Second Quarter Ended		First Half Ended
	July 2,	June 27,	July 2,	June 27,
(Dollars in thousands except share and per share amounts)	2004	2003	2004	2003

Net sales	$128,639	$101,805	$254,501	$201,323
Cost of sales	99,198	82,941	195,483	165,346

Gross margin	29,441	18,864	59,018	35,977
Selling, general and administrative expenses	19,161	16,611	38,208	33,909
Research and development expenses	1,098	928	2,366	2,036
Other-net	127	230	3,319	976

Operating profit (loss)	9,055	1,095	15,125	(944)
Interest expense	2,389	834	4,607	1,606

Income (loss) before income taxes	6,666	261	10,518	(2,550)

Minority interest	—	(22)	—	(22)
Income taxes	95	246	194	451

Net income (loss)	$6,571	$37	$10,324	$(2,979)

Per share of common stock: basic	$0.39	$0.00	$0.62	$(0.18)

Weighted average number of common shares outstanding	16,704,568	16,563,098	16,661,099	16,562,283

Per share of common stock: diluted	$0.38	$0.00	$0.60	$(0.18)

Weighted average number of common shares outstanding	17,127,698	16,639,382	17,107,295	16,562,283

See notes to consolidated financial statements.

Consolidated Balance Sheets
(Unaudited)

	July 2,	Dec. 31,
(Dollars in thousands)	2004	2003

Assets
Current assets
Cash and cash equivalents	$10,325	$5,062
Accounts receivable	67,950	55,102
Inventories	100,030	87,396
Prepaid expenses	5,674	5,454
Deferred income taxes	51	291

Total current assets	184,030	153,305

Other assets	16,006	18,902
Long-term deferred income taxes	1,393	704

Property, plant and equipment	537,679	535,421
Less allowances for depreciation, depletion and impairment	355,873	344,575

	181,806	190,846

Goodwill	7,992	7,859

	$391,227	$371,616

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$25,516	$13,387
Accounts payable	16,994	16,038
Other liabilities and accrued items	38,200	37,366
Income taxes	928	1,373

Total current liabilities	81,638	68,164

Other long-term liabilities	12,219	14,739
Retirement and post-employment benefits	50,439	49,358
Long-term debt	78,581	85,756
Minority interest in subsidiary	—	26

Shareholders’ equity	168,350	153,573

	$391,227	$371,616

See notes to consolidated financial statements.